Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Scott Walker
Arlington, VA 22209	(703) 247-7559
(703) 247-7500	SWalker@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS FOURTH QUARTER 2014 AND ANNUAL RESULTS

ARLINGTON, VA—March 2, 2015—MCG Capital Corporation (Nasdaq: MCGC) (“MCG,” "we," "our," "us" or the “Company”) announced today its financial results for the quarter and year ended December 31, 2014.
HIGHLIGHTS
As outlined in further detail in this earnings release and in our Annual Report on Form 10-K for the year ended December 31, 2014, the following highlights occurred during the three and twelve months ended December 31, 2014:

•	Net income was $2.1 million, or $0.05 per share, for the fourth quarter. Net loss was $20.8 million, or $0.38 per share, for the year ended December 31, 2014;

•	For the quarter and year we made $0.1 million and $10.0 million, respectively, of originations and advances to existing portfolio companies;

•	We monetized $21.4 million and $282.1 million of our portfolio for the quarter and year, respectively;

•	As of December 31, 2014, we had $105.8 million in unrestricted cash and $1.4 million in other restricted cash accounts;

•	As of December 31, 2014, we had no outstanding borrowings or borrowing facilities; and

•
For the quarter and year, we repurchased 7,827,960 and 32,186,556 shares of our common stock at weighted average purchase prices of $3.74 and $3.73, respectively, including 4,859,744 shares purchased on December 10, 2014 in a modified "Dutch Auction" tender offer at $3.75 per share.

In addition, based on a thorough business review, on February 9, 2015, our Board of Directors announced its intention to explore strategic alternatives for the Company to maximize value for stockholders, including a possible sale of the Company. We may receive offers or engage in a transaction in the ordinary course which may ultimately result in a sale of any or all of our assets, above or below the fair value on our balance sheet at that time. We may also consider a variety of extraordinary transactions, such as a sale of the Company, a restructuring, a recapitalization, a merger, a consolidation, a business combination, a special dividend to stockholders, a liquidation or other transaction or series of transactions. No timetable has been set for the Company's process and we do not expect to comment further or update the market with any additional information on the process unless and until the Board of Directors approves a specific transaction or otherwise deems disclosure appropriate or necessary.
There can be no assurance that this strategic alternatives review will result in the Company changing its current business plan, pursuing a particular transaction, completing any such transaction, or that any transaction we might enter will prove to be beneficial to our stockholders. Further, it is not certain what impact any potential strategic alternatives, or a decision not to pursue any potential strategic alternatives, may have on the Company's stock price, operating results, business or financial condition, liquidity, or business prospects.
CONFERENCE CALL INFORMATION
There is no scheduled earnings call to discuss our fourth quarter 2014 results. We will make a determination quarterly whether to hold earnings calls.

MCG Capital Corporation
March 2, 2015

RECENT DEVELOPMENTS

•
Originations and Advances — For the three and twelve month periods ended December 31, 2014, we made $0.1 million and $10.0 million, respectively, in originations and advances to existing portfolio companies.

•	Loan Monetizations — For the three and twelve month periods ended December 31, 2014, we received $15.6 million and $265.4 million, respectively, in loan payoffs and amortization payments.

•
Equity Monetizations and Realizations — For the three and twelve month periods ended December 31, 2014, we received $5.7 million and $16.7 million, respectively, in proceeds from the sale of equity investments, principally the sale of securities in each of Accurate Group Holdings, Inc., C7 Data Centers, Inc., G&L Investment Holdings, LLC, Golden Knight II CLO, Ltd. and IDOC, LLC. With the exception of the publicly listed minority equity investment in Broadview Networks Holdings, Inc., in which we have a built-in capital tax loss of approximately $93 million, and the pending sale of our last control equity investment in RadioPharmacy Investors, LLC that we expect to close in March 2015, during the year ended December 31, 2014 we exited all of our equity positions.

•	Loans on Non-Accrual — As of December 31, 2014, we had no loans on non-accrual, at cost or fair value.

•
Reduced Leverage — As of December 31, 2014, we had no borrowings. During the twelve month period ended December 31, 2014, we (i) terminated our MCG Commercial Loan Trust 2006-1, or 2006-1 Trust; (ii) terminated our unsecured revolving credit facility with Bank of America, N.A. in the principal amount of $20.0 million, or the Bank of America Unsecured Revolver; (iii) prepaid in full the $150 million of small business investment company, or SBIC, debentures owed to the United States Small Business Administration, or SBA, by Solutions Capital I, L.P., or Solutions Capital and (iv) sold the remaining participating interest in our secured financing.

•
Open-Market Purchases of Our Stock — For the three and twelve month periods ended December 31, 2014, we repurchased 7,827,960 and 32,186,556 shares of our common stock at weighted average purchase prices of $3.74 and $3.73, respectively, including 4,859,744 shares purchased on December 10, 2014 in a modified "Dutch Auction" tender offer at $3.75 per share. In January 2015, we repurchased 1,061,075 shares of our common stock at a weighted average purchase price of $3.93, which we believe will contribute two cents per share in accretion to our net asset value in the first quarter of 2015. We acquired these shares from sellers in open market transactions or the modified "Dutch Auction" tender offer. We retired these shares upon settlement, thereby reducing the number of shares issued and outstanding.

•	Dividends — For the year ended December 31, 2014, we declared and paid $0.25 per share in dividends.

•
Operating Costs — For the three and twelve month periods ended December 31, 2014, our total operating costs were $3.0 million and $23.7 million, respectively. During the three month period ended December 31, 2014, we incurred $0.6 million in severance costs and $0.7 million in professional fees associated with the lawsuit against various defendants involved in our subordinated loan transaction with Color Star Growers of Colorado, Inc., or Color Star Litigation, all of which we included in general and administrative costs. During the twelve month period ended December 31, 2014, we incurred $1.3 million in salaries and benefits related to successful Solutions Capital investment exits and $1.1 million in amortization of employee restricted stock awards that accelerated upon termination of former employees, all of which we included in employee compensation. In addition, during the twelve month period ended December 31, 2014, we incurred $3.4 million in severance payments, $2.3 million in Color Star Litigation costs and $0.3 million in contractual payments due our former CEO tied to successful Solutions Capital investment exits, all of which we included in general and administrative costs.

OUTLOOK
We continue to believe that current market conditions in our primary lending markets are consistent with a peak of a credit cycle. We believe that we have successfully monetized investments, some of which were challenging, into a very liquid market, improving the quality of our assets and our cash position and resulting in a stronger balance sheet. We also elected to use excess cash to repay all of our outstanding debt and to repurchase our stock in the open market, including a modified "Dutch Auction" tender offer in December 2014. As a result of these capital allocation decisions, we have meaningfully reduced the size of our balance sheet and our net earning assets.
In January 2015, we entered into a merger agreement to sell our largest equity investment, Pharmalogic Holdings Corp., a subsidiary of RadioPharmacy Investors, LLC. The merger agreement contains customary representations

MCG Capital Corporation
March 2, 2015

and warranties of Pharmalogic Holdings Corp. and RadioPharmacy Investors, LLC as well as covenants of Pharmalogic Holdings Corp. to conduct its business in a commercially reasonable manner consistent with past practices. The transaction is subject to customary closing conditions including receipt of certain regulatory approvals. In connection with the sale transaction, we committed to amend and restate our existing senior debt to provide $17.5 million of first lien financing at 8.5% to support the sale transaction. We expect this transaction to close by March 31, 2015. Upon consummation of the transaction, we will have exited all of our control investments.
Though we continue to take steps to rationalize our cost infrastructure and to strengthen our balance sheet, our primary asset is unencumbered cash and we do not have sufficient net earning assets to generate positive net operating income at this time.
Based on a thorough business review, on February 9, 2015, our board of directors announced its intention to explore strategic alternatives for the Company to maximize value for stockholders, including a possible sale of the Company. We may receive offers or engage in a transaction in the ordinary course which may ultimately result in a sale of any or all of our assets, above or below the fair value on our balance sheet at that time. We may also consider a variety of extraordinary transactions, such as a sale of the Company, a restructuring, a recapitalization, a merger, a consolidation, a business combination, a special dividend to stockholders, a liquidation or other transaction or series of transactions. No timetable has been set for the Company's process and we do not expect to comment further or update the market with any additional information on the process unless and until the Board of Directors approves a specific transaction or otherwise deems disclosure appropriate or necessary.
There can be no assurance that this strategic alternatives review will result in the Company changing its current business plan, pursuing a particular transaction, completing any such transaction, or that any transaction we might enter will prove to be beneficial to our stockholders. Further, it is not certain what impact any potential strategic alternatives, or a decision not to pursue any potential strategic alternatives, may have on the Company's stock price, operating results, business or financial condition, liquidity, or business prospects.
ACCESS TO CAPITAL AND LIQUIDITY
At December 31, 2014, we had $105.8 million of cash and cash equivalents available for general corporate purposes and $1.4 million of restricted cash held in escrow.
On September 2, 2014, we prepaid in full the $150.0 million of SBIC debentures owed to the SBA by Solutions Capital. In connection with the repayment of the SBIC debentures, we recorded $2.3 million of accelerated deferred financing costs in interest expense.
On January 21, 2014, we repaid and terminated our 2006-1 Trust. As of December 31, 2013, we had $25.2 million of securitized Class D Notes outstanding under the 2006-1 Trust, which was secured by $76.3 million of loans and equity investments and $13.9 million of cash. Upon termination, the assets of the 2006-1 Trust were transferred to MCG, the parent.

MCG Capital Corporation
March 2, 2015

RESULTS OF OPERATIONS
The following table summarizes the components of our net income for the twelve months ended December 31, 2014 and 2013:

	Years ended
	December 31,		Variance
(dollars in thousands)	2014	2013	$	Percentage
Revenue
Interest and dividend income
Interest income	$22,294	$43,106	$(20,812)	(48.3)%
Dividend income	547	2,554	(2,007)	(78.6)
Loan fees	2,675	3,165	(490)	(15.5)
Total interest and dividend income	25,516	48,825	(23,309)	(47.7)
Advisory fees and other income	1,297	1,660	(363)	(21.9)
Total revenue	26,813	50,485	(23,672)	(46.9)
Operating expenses
Interest expense	7,339	9,087	(1,748)	(19.2)
Employee compensation
Salaries and benefits	4,516	4,928	(412)	(8.4)
Amortization of employee restricted stock	1,804	1,179	625	53.0
Total employee compensation	6,320	6,107	213	3.5
General and administrative expense	10,011	5,381	4,630	86.0
Restructuring expense	—	14	(14)	(100.0)
Total operating expense	23,670	20,589	3,081	15.0
Net operating income before net investment loss, loss on extinguishment of debt and income tax (benefit) provision	3,143	29,896	(26,753)	(89.5)
Net investment loss before income tax (benefit) provision	(24,179)	(28,594)	4,415	(15.4)
Income tax (benefit) provision	(193)	126	(319)	NM
Net income	$(20,843)	$1,176	$(22,019)	NM
NM=Not Meaningful
TOTAL REVENUE
Total revenue includes interest and dividend income, loan fees, advisory fees and other income. The following sections describe the reasons for the variances in each major component of our revenue during the twelve months ended December 31, 2014 from the twelve months ended December 31, 2013.
INTEREST INCOME
The level of interest income that we earn depends upon the level of interest-bearing investments outstanding during the period, as well as the weighted-average yield on these investments. During each of the twelve months ended December 31, 2014 and December 31, 2013, the total yield on our average debt portfolio at fair value was 12.2%. The weighted-average yield may vary each period because of changes in the composition of our portfolio of debt investments, changes in stated interest rates, accelerations of unearned fees on paid-off/restructured loans and the balance of loans on non-accrual status for which we are not accruing interest.

MCG Capital Corporation
March 2, 2015

The following table shows the various components of the total yield on our average debt portfolio at fair value for the twelve months ended December 31, 2014 and 2013:

	Year ended
	December 31
	2014	2013
Average 90-day LIBOR	0.2%	0.3%
Spread to average LIBOR on average loan portfolio	11.3	11.9
Impact of fee accelerations of unearned fees on paid/restructured loans	0.7	0.3
Impact of non-accrual loans	—	(0.3)
Total yield on average loan portfolio	12.2%	12.2%
During the twelve months ended December 31, 2014, interest income was $22.3 million, compared to $43.1 million during the twelve months ended December 31, 2013, which represented a $20.8 million, or 48.3%, decrease. This decrease reflected (i) an $18.7 million decrease resulting from a 45.7% decrease in our average loan balance, (ii) a $1.9 million decrease resulting from loans that were on non-accrual status during the twelve months ended December 31, 2014 but that had been accruing interest during the twelve months ended December 31, 2013 (iii) a $0.2 million decrease due to interest rate floors and (iv) a $0.1 million decrease related to the decrease in the London Interbank Offer Rate, or LIBOR. These decreases were partially offset by a $0.1 million increase in interest income attributable to our net spread to LIBOR.
PIK Income
Interest income includes certain amounts that we have not received in cash, such as payment-in-kind, or PIK, interest. PIK interest represents contractually deferred interest that is added to the principal balance of the loan and compounded if not paid on a current basis. Borrowers may in some instances be required to prepay PIK because of certain contractual provisions or they may choose to prepay; however, more typically, PIK is paid at the end of the loan term. The following table shows the PIK-related activity for the twelve months ended December 31, 2014 and 2013, at cost:

	Year ended
	December 31
(in thousands)	2014	2013
Beginning PIK loan balance	$12,132	$9,043
PIK interest earned during the period	2,863	6,480
Interest receivable converted to PIK	—	605
Payments received from PIK loans	(12,135)	(3,381)
Realized loss	(1,153)	(615)
Ending PIK loan balance	$1,707	$12,132
As of each of December 31, 2014 and 2013, all of our PIK loans were accruing interest. During the twelve months ended December 31, 2014, the payments received from PIK loans included $5.3 million collected in connection with the repayment of our loan to Cruz Bay Publishing, Inc., $2.1 million related to the repayment in full of our loan to G&L Investment Holdings, LLC, $1.5 million collected in connection with the sale of our loan to SC Academy Holdings, Inc., $0.9 million collected in connection with the repayment of our loan to West World Media, LLC, $0.9 million in payments on our loan to RadioPharmacy Investors, LLC and $0.5 million collected in connection with the repayment of our loan to Hammond's Candies Since 1920 II, LLC. The payments received from PIK loans during the twelve months ended December 31, 2013, included $1.0 million collected in conjunction with the partial repayment of our investment in Education Management, Inc., as well as $0.8 million and $0.5 million collected in conjunction with the repayments in full of our investments in NDSSI Holdings, LLC and Contract Datascan Holdings, Inc., respectively.
DIVIDEND INCOME
We accrete dividends on equity investments with stated dividend rates as they are earned, to the extent that we believe the dividends will be paid ultimately and the associated portfolio company has sufficient value to support the accretion. Dividend accretion is included in the cost basis of the related equity instrument on our Consolidated Balance Sheets and Consolidated Schedule of Investments. We record dividend income on common equity investments when the dividend has been declared and is required to be paid. Our dividend income varies from period to period because of changes in the size and composition of our equity investments, the yield from the investments in our equity portfolio and the ability of the portfolio companies to declare and pay dividends. During the twelve months ended December 31, 2014 and 2013, we recognized dividend income of $0.5 million and $2.6 million, respectively. In addition, during the

MCG Capital Corporation
March 2, 2015

twelve months ended December 31, 2014 and 2013, we received payments on accrued dividends of $0.7 million and $0.9 million, respectively. As of December 31, 2014, the balance of accrued dividends was $6.4 million, which was related to our equity investment in RadioPharmacy Investors, LLC.
ADVISORY FEES AND OTHER INCOME
Advisory fees and other income primarily include fees related to prepayment, advisory and management services, equity structuring, syndication, bank interest and other income. Generally, advisory fees and other income relate to specific transactions or services and, therefore, may vary from period to period depending on the level and types of services provided. During the twelve months ended December 31, 2014, we earned $1.3 million of advisory fees and other income, which represented a $0.4 million, or 21.9%, decrease from the twelve months ended December 31, 2013. This decrease resulted from a decrease in amendment and management fees of $0.3 million and a decrease in interest on cash of $0.1 million.
TOTAL OPERATING EXPENSES
Total operating expenses include interest, employee compensation and general and administrative expenses. The reasons for these variances are discussed in more detail below.
INTEREST EXPENSE
During the twelve months ended December 31, 2014, we incurred $7.3 million of interest expense, which represented a $1.7 million, or 19.2%, decrease from the same period in 2013. On September 2, 2014, we prepaid in full the $150.0 million of SBIC debentures owed to the SBA by Solutions Capital, which had a cost of funds, including the amortization of deferred financing costs, of 4.6%. In connection with the repayment of the SBIC debentures, we recorded $2.3 million of accelerated deferred financing costs in interest expense. In addition, interest expense for the twelve months ended December 31, 2014 includes $0.2 million of interest and deferred financing costs associated with our 2006-1 Trust, which we terminated in January 2014. As of December 31, 2014, we had no outstanding borrowings or borrowing facilities.
During the year ended December 31, 2014, our average borrowings declined to approximately $108 million from an average of approximately $201 million for the same period in 2013, which accounted for a $3.8 million reduction in our interest expense. In addition, interest expense decreased by $0.1 million due to a decrease in the average LIBOR rate from 0.27% to 0.23%. These decreases were offset by $1.7 million related to increased amortization of debt issuance costs and $0.4 million attributable to the spread to LIBOR increasing from approximately 3.63% to 3.83%.
EMPLOYEE COMPENSATION
Employee compensation expense includes base salaries and benefits, variable annual incentive compensation and amortization of employee stock awards. During the twelve months ended December 31, 2014, our employee compensation expense was $6.3 million, which represented a $0.2 million, or 3.5%, increase from the same period in 2013. Our salaries and benefits decreased by $0.4 million, or 8.4%, due to a $1.3 million decrease in base salaries and benefits, offset by a $0.9 million increase in incentive compensation. During the twelve months ended December 31, 2014, we incurred $1.3 million in incentive compensation tied to successful Solutions Capital investment exits. As of December 31, 2014, we had six employees compared to 17 employees as of December 31, 2013. Amortization of employee stock awards for the year ended December 31, 2014 includes $1.1 million of accelerated amortization related to the retirement of our former chief executive officer and other employee terminations.
GENERAL AND ADMINISTRATIVE
During the twelve months ended December 31, 2014, general and administrative expense was $10.0 million, which represented a $4.6 million, or 86.0%, increase compared to the same period in 2013.

•
General and administrative expense increased $2.6 million due to an increase in severance costs. General and administrative expense for the year ended December 31, 2014 includes $2.2 million in severance related to the retirement of our former chief executive officer and $1.2 million in severance related to other employee terminations.

•
General and administrative expense increased $2.0 million due to an increase in legal fees. Legal fees expense for the year ended December 31, 2014 included $2.3 million related to our lawsuit against various defendants

MCG Capital Corporation
March 2, 2015

involved in our subordinated loan transaction with Color Star Growers of Colorado, Inc., Vast, Inc. and Color Star LLC.

•
General and administrative expense increased $0.3 million due to an increase in professional services fees. Professional services fees expense for the year ended December 31, 2014 included $0.3 million in contractual payments due our former chief executive officer tied to successful Solutions Capital investment exits.

•	General and administrative expense decreased $0.3 million due to a reduction in audit and accounting fees, third party valuation fees, dues and subscriptions and other expense items of the business.
NET INVESTMENT GAIN (LOSS) BEFORE INCOME TAX PROVISION
During the twelve months ended December 31, 2014, we incurred $24.2 million of net investment losses before income tax (benefit) provision, compared to $28.6 million during the same period in 2013. These amounts represent the total of net realized gains and (losses), net unrealized appreciation (depreciation), and reversals of unrealized (appreciation) depreciation. We reverse unrealized (appreciation) depreciation at the time that we realize the gain or (loss). The following table summarizes our realized and unrealized gain and (loss) on investments and changes in our unrealized appreciation and depreciation on investments for the twelve months ended December 31, 2014:

			Year ended December 31, 2014
(in thousands)		Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company	Note
Education Management, Inc.	1	Education	Affiliate	$(20,727)	$(15,984)	$20,810	$(15,901)
SC Academy Holdings, Inc.	2	Education	Non-Affiliate	(4,037)	—	—	(4,037)
Golden Knight II CLO, Ltd.	3	Diversified Financial Services	Non-Affiliate	(429)	(1,236)	429	(1,236)
RadioPharmacy Investors, LLC	4	Healthcare	Control	—	(1,131)	—	(1,131)
Maverick Healthcare Equity, LLC	5	Healthcare	Non-Affiliate	(1,177)	(591)	1,138	(630)
Jet Plastica Investors, LLC	6	Plastic Products	Control	(3,371)	—	3,897	526
C7 Data Centers, Inc.	7	Business Services	Affiliate	2,000	(207)	(1,275)	518
Summit Business Media Parent Holding Company LLC	8	Information Services	Non-Affiliate	(5,717)	(27)	5,305	(439)
Advanced Sleep Concepts, Inc.	9	Home Furnishings	Non-Affiliate	(5,741)	317	5,746	322
Legacy Cabinets Holdings II, Inc.	10	Home Furnishings	Non-Affiliate	(1,665)	283	1,665	283
G&L Investment Holdings, LLC	11	Insurance	Non-Affiliate	(4,416)	—	4,523	107
GMC Television Broadcasting, LLC	12	Broadcasting	Control	(16,046)	35	16,046	35
Other (< $1.0 million net gain (loss))				(1,311)	(3,285)	2,000	(2,596)
Total				$(62,637)	$(21,826)	$60,284	$(24,179)
____________________________

1.
We sold our senior debt and preferred stock investment in Education Management, Inc. for net proceeds of $3.5 million resulting in a realized loss of $20.7 million and the reversal of previously recorded unrealized depreciation of $20.8 million.

2.	We sold our subordinated debt investment in SC Academy Holdings, Inc. for net proceeds of $11.1 million resulting in a realized loss of $4.0 million.

3.
We sold our investment in Golden Knight II CLO, Ltd. for proceeds of $1.6 million resulting in a realized loss of $0.4 million and the reversal of previously recorded unrealized depreciation of $0.4 million.

4.
In January 2015, we entered into a merger agreement to sell our largest equity investment, Pharmalogic Holdings Corp., a subsidiary of RadioPharmacy Investors, LLC. The sale transaction is subject to customary closing conditions, including receipt of certain regulatory approvals, and is anticipated to close by March 31, 2015. As of December 31, 2014, the fair value estimate of our investment in RadioPharmacy Investors, LLC reflects the net sales proceeds from this transaction.

5.
We sold our equity investment in Maverick Healthcare Equity, LLC for net proceeds of $0.8 million resulting in a realized loss of $1.2 million and the reversal of previously recorded unrealized depreciation of $1.1 million.

6.
We received the final proceeds for the sale of the assets of Jet Plastica Investors, LLC of $0.5 million resulting in a realized loss of $3.4 million and the reversal of previously recorded unrealized depreciation of $3.9 million.

7.
We sold our equity investment in C7 Data Centers, Inc. for net proceeds of $4.0 million resulting in a realized gain of $2.0 million and the reversal of previously recorded unrealized appreciation of $1.3 million.

MCG Capital Corporation
March 2, 2015

8.
We sold our equity investment in Summit Business Media Parent Holding Company LLC for net proceeds of $0.2 million resulting in a realized loss of $5.7 million and the reversal of previously recorded unrealized depreciation of $5.3 million.

9.
We sold our senior and subordinated debt investment in Advanced Sleep Concepts, Inc. for net proceeds of $4.5 million resulting in a realized loss of $5.7 million and the reversal of previously recorded unrealized depreciation of $5.7 million.

10.
We sold our equity investment in Legacy Cabinets Holdings II, Inc. for net proceeds of $0.5 million resulting in a realized loss of $1.7 million and the reversal of previously recorded unrealized depreciation of $1.7 million.

11.
We sold our preferred and common equity investments in G&L Investment Holdings, LLC resulting in a realized loss of $4.4 million and a reversal of previously recorded unrealized depreciation of $4.5 million.

12.
In addition, in December 2014, we wrote off our subordinated debt and equity investments in GMC Television Broadcasting, LLC resulting in a realized loss of $16.0 million and a reversal of previously recorded unrealized depreciation of $16.0 million.

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from the change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for 2013:

			Year ended December 31, 2013
(in thousands)		Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company	Note
Color Star Growers of Colorado, Inc.	1	Agriculture	Non-Affiliate	$(13,522)	$(327)	$327	$(13,522)
Virtual Radiologic Corporation	2	Healthcare	Non-Affiliate	(6,298)	(3,341)	4,841	(4,798)
RadioPharmacy Investors, LLC	3	Healthcare	Control	—	(4,655)	—	(4,655)
G&L Investment Holdings, LLC	4	Insurance	Non-Affiliate	—	(3,870)	—	(3,870)
Education Management, Inc.	5	Education	Affiliate	—	(3,627)	—	(3,627)
Advanced Sleep Concepts, Inc.	6	Home Furnishings	Non-Affiliate	(3,424)	(2,381)	3,249	(2,556)
Maverick Healthcare Equity, LLC	7	Healthcare	Non-Affiliate	—	(1,144)	—	(1,144)
Miles Media Group, LLC	8	Business Services	Affiliate	2,877	1,192	(1,170)	2,899
C7 Data Centers, Inc.	9	Business Services	Affiliate	—	1,114	—	1,114
Other (< $1 million net gain (loss))				(1,523)	2,395	693	1,565
Total				$(21,890)	$(14,644)	$7,940	$(28,594)
____________________________

1.
In December 2013, Color Star Growers of Colorado, Inc. filed a voluntary pre-packaged chapter 11 plan to sell substantially all of its assets, which was approved by the U.S. Bankruptcy Court and became effective in January 2014. The proceeds from the sale were less than the claims senior to our subordinate debt investment, resulting in a realized loss of $13.5 million.

2.
We received $7.2 million from the sale of our debt investment in Virtual Radiologic Corporation, which resulted in a $6.3 million realized loss and a reversal of previously unrealized depreciation of $4.8 million.

3.
We recorded $4.7 million of unrealized depreciation on our investment in RadioPharmacy Investors, LLC due to an increased cost basis related to preferred dividends and to reflect a decrease in the performance of that company.

4.
During 2013, we recorded $3.9 million of unrealized depreciation on our investment in G&L Investment Holdings, LLC, to reflect proceeds from the January 2014 sale of our preferred and common stock investment.

5.
We recorded $3.6 million of unrealized depreciation on our investment in Education Management, Inc. to reflect a decrease in the performance of that company and the exchange, in the fourth quarter of 2013, of $5.0 million of principal of our senior debt investment for a new class of preferred stock of Education Management, Inc.

6.
During 2013, we wrote off our preferred and common equity investments in Advanced Sleep Concepts, Inc. resulting in a realized loss of $3.4 million and a reversal of previously recorded unrealized depreciation of $3.2 million. In addition, we recorded $2.4 million of unrealized depreciation on our investment in Advanced Sleep Concepts, Inc. to reflect a decrease in the performance of that company.

7.	We recorded $1.1 million of unrealized depreciation on our investment in Maverick Healthcare Equity, LLC to reflect a decrease in the performance of that company.

MCG Capital Corporation
March 2, 2015

8.
We received $3.0 million for the sale of our equity investment in Miles Media Group, LLC, which resulted in a $2.9 million realized gain and a reversal of previously unrealized appreciation of $1.2 million.

9.
We recorded $1.1 million of unrealized appreciation on our investment in C7 Data Centers, Inc. to reflect improvement in the company's performance and the value indicated by the sale of new preferred stock of C7 Data Centers, Inc. to third parties.

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
INCOME TAX (BENEFIT) PROVISION
During the twelve months ended December 31, 2014, we recorded an income tax benefit of $0.2 million, which was primarily attributable to a net operating loss carryback and lower than expected flow-through taxable income on certain investments held by our subsidiaries. During the twelve months ended December 31, 2013, we recorded an income tax provision of $0.1 million, which was primarily attributable to flow-through taxable income on certain investments held by our subsidiaries.

MCG Capital Corporation
March 2, 2015

MCG Capital Corporation
Consolidated Balance Sheets

(in thousands, except per share amounts)	December 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$105,826	$91,598
Cash, restricted	1,408	33,895
Cash, securitization accounts	—	13,906
Investments at fair value
Non-affiliate investments (cost of $204,084 and $444,217, respectively)	46,096	268,173
Affiliate investments (cost of $0 and $69,470, respectively)	—	56,792
Control investments (cost of $30,556 and $62,751, respectively)	29,236	43,908
Total investments (cost of $234,640 and $566,438, respectively)	75,332	368,873
Interest receivable	396	2,087
Other assets	835	3,634
Total assets	$183,797	$513,993
Liabilities
Borrowings (maturing within one year of $0 and $25,172, respectively)	$—	$175,172
Interest payable	—	2,345
Other liabilities	4,896	2,522
Total liabilities	4,896	180,039
Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on December 31, 2014 and 2013, 38,136 issued and outstanding on December 31, 2014 and 70,510 issued and outstanding on December 31, 2013	381	705
Paid-in capital	862,472	980,930
Distributions in excess of earnings	(524,644)	(449,915)
Net unrealized depreciation on investments	(159,308)	(197,766)
Total stockholders’ equity	178,901	333,954
Total liabilities and stockholders’ equity	$183,797	$513,993
Net asset value per common share at end of period	$4.69	$4.74

MCG Capital Corporation
March 2, 2015

MCG Capital Corporation
Consolidated Statements of Operations

	Year ended
(in thousands, except per share amounts)	December 31
	2014	2013	2012
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$20,192	$37,307	$45,004
Affiliate investments (5% to 25% owned)	2,815	6,345	6,761
Control investments (more than 25% owned)	2,509	5,173	5,934
Total interest and dividend income	25,516	48,825	57,699
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	1,259	1,622	1,858
Control investments (more than 25% owned)	38	38	1,436
Total advisory fees and other income	1,297	1,660	3,294
Total revenue	26,813	50,485	60,993
Operating expense
Interest expense	7,339	9,087	15,103
Employee compensation
Salaries and benefits	4,516	4,928	10,956
Amortization of employee restricted stock awards	1,804	1,179	2,076
Total employee compensation	6,320	6,107	13,032
General and administrative expense	10,011	5,381	13,983
Restructuring expense	—	14	69
Total operating expense	23,670	20,589	42,187
Net operating income before net investment loss, loss on extinguishment of debt and income tax (benefit) provision	3,143	29,896	18,806
Net realized (loss) gain on investments
Non-affiliate investments (less than 5% owned)	(25,004)	(20,460)	8,907
Affiliate investments (5% to 25% owned)	(18,326)	(1,485)	16,370
Control investments (more than 25% owned)	(19,307)	55	(123,858)
Total net realized loss on investments	(62,637)	(21,890)	(98,581)
Net unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	18,056	(7,294)	(168,409)
Affiliate investments (5% to 25% owned)	2,678	4,743	(18,598)
Control investments (more than 25% owned)	17,523	(3,951)	271,996
Other fair value adjustments	201	(202)	293
Total net unrealized appreciation (depreciation) on investments	38,458	(6,704)	85,282
Net investment loss before income tax (benefit) provision	(24,179)	(28,594)	(13,299)
Loss on extinguishment of debt before income tax provision	—	—	(174)
Income tax (benefit) provision	(193)	126	335
Net (loss) income	$(20,843)	$1,176	$4,998
Income (loss) per basic and diluted common share	$(0.38)	$0.02	$0.07
Cash distributions declared per common share	$0.245	$0.500	$0.575
Weighted-average common shares outstanding—basic and diluted	55,504	71,232	74,859

MCG Capital Corporation
March 2, 2015

MCG Capital Corporation
Consolidated Statements of Changes in Net Assets

(in thousands, except per share amounts)	Year ended December 31,
	2014	2013	2012
Increase (decrease) in net assets from operations
Net operating income before net investment loss, loss on extinguishment of debt and income tax (benefit) provision	$3,143	$29,896	$18,806
Net realized loss on investments	(62,637)	(21,890)	(98,581)
Net unrealized appreciation (depreciation) on investments	38,458	(6,704)	85,282
Loss on extinguishment of debt before income tax provision	—	—	(174)
Income tax benefit (provision)	193	(126)	(335)
Net (loss) income	(20,843)	1,176	4,998
Distributions to stockholders
Distributions declared from net operating income	(602)	(26,423)	—
Distributions declared in excess of net operating income	(14,826)	(8,977)	(42,889)
Net decrease in net assets resulting from stockholder distributions	(15,428)	(35,400)	(42,889)
Capital share transactions
Repurchase of common stock	(119,993)	(4,693)	(27,172)
Amortization of restricted stock awards
Employee awards accounted for as employee compensation	1,804	1,179	2,076
Non-employee director awards accounted for as general and administrative expense	52	60	120
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(645)	(96)	(357)
Net decrease in net assets resulting from capital share transactions	(118,782)	(3,550)	(25,333)
Total decrease in net assets	(155,053)	(37,774)	(63,224)
Net assets
Beginning of period	333,954	371,728	434,952
End of period	$178,901	$333,954	$371,728
Net asset value per common share at end of period	$4.69	$4.74	$5.18
Common shares outstanding at end of period	38,136	70,510	71,721

MCG Capital Corporation
March 2, 2015

MCG Capital Corporation
Consolidated Statements of Cash Flows

	Year ended
	December 31
(in thousands)	2014	2013	2012
Cash flows from operating activities
Net (loss) income	$(20,843)	$1,176	$4,998
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Investments in portfolio companies	(9,198)	(119,803)	(153,005)
Principal collections related to investment repayments or sales	269,192	205,874	394,725
Decrease (increase) in interest receivable, accrued payment-in-kind interest and dividends	11,059	(5,146)	9,842
Amortization of restricted stock awards
Employee	1,804	1,179	2,076
Non-employee director	52	60	120
Decrease in cash—securitization accounts from interest collections	1,399	2,486	4,415
Decrease (increase) in restricted cash—escrow accounts	(430)	5,842	(485)
Depreciation and amortization	2,916	1,225	6,532
Decrease (increase) in other assets	(117)	83	958
Increase (decrease) in other liabilities	30	(6,179)	(894)
Realized loss on investments	62,637	21,890	98,581
Net change in unrealized (appreciation) depreciation on investments	(38,458)	6,704	(85,282)
Loss on extinguishment of debt	—	—	174
Net cash provided by operating activities	280,043	115,391	282,755
Cash flows from financing activities
Repurchase of common stock	(119,993)	(4,693)	(27,172)
Payments on borrowings	(179,685)	(72,881)	(203,740)
Proceeds from borrowings	4,513	—	21,400
Decrease (increase) in cash in restricted and securitization accounts
Securitization accounts for repayment of principal on debt	12,479	587	18,911
Restricted cash	32,944	15,102	(19,389)
Payment of financing costs	—	—	(1,402)
Distributions paid	(15,428)	(35,400)	(55,981)
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(645)	(96)	(357)
Net cash used in by financing activities	(265,815)	(97,381)	(267,730)
Net increase in cash and cash equivalents	14,228	18,010	15,025
Cash and cash equivalents
Beginning balance	91,598	73,588	58,563
Ending balance	$105,826	$91,598	$73,588
Supplemental disclosure of cash flow information
Interest paid	$6,804	$8,071	$9,727
Income taxes paid	33	138	277
Paid-in-kind interest accrued	2,863	6,480	5,253
Paid-in-kind interest collected	12,135	3,381	8,996
Dividend income collected	746	869	8,474

MCG Capital Corporation
March 2, 2015

SELECTED FINANCIAL DATA
QUARTERLY OPERATING INFORMATION

	2014	2014	2014	2014	2013
(in thousands, except per share amounts)	Q4	Q3	Q2	Q1	Q4
Revenue
Interest and dividend income
Interest income	$1,969	$4,010	$7,562	$8,752	$10,083
Dividend income	—	322	75	151	(108)
Loan fee income	256	941	1,126	352	913
Total interest and dividend income	2,225	5,273	8,763	9,255	10,888
Advisory fees and other income	53	391	762	91	291
Total revenue	2,278	5,664	9,525	9,346	11,179
Operating expense
Interest expense	—	3,483	1,866	1,990	2,084
Salaries and benefits	659	996	1,773	1,088	1,318
Amortization of employee restricted stock awards	123	127	1,248	306	5
General and administrative	2,251	2,034	4,087	1,639	1,439
Total operating expense	3,033	6,640	8,974	5,023	4,846
Net operating income before net investment income (loss) and income tax provision	(755)	(976)	551	4,323	6,333
Net investment gain (loss) before income tax provision	2,786	2,109	(5,819)	(23,255)	(24,757)
Income tax provision (benefit)	(45)	(152)	—	4	15
Net income (loss)	$2,076	$1,285	$(5,268)	$(18,936)	$(18,439)
Per common share statistics
Weighted-average common shares outstanding—basic and diluted	42,706	49,805	61,221	69,395	69,924
Net operating income before net investment income (loss) and income tax provision per common share—basic and diluted	$(0.02)	$(0.02)	$0.01	$0.06	$0.09
Income (loss) per common share—basic and diluted	$0.05	$0.03	$(0.09)	$(0.27)	$(0.26)
Net asset value per common share—period end	$4.69	$4.48	$4.42	$4.37	$4.74
Distributions declared per common share(a)	$—	$0.05	$0.07	$0.125	$0.125
_____________
(a) The following table summarizes the distributions that were declared during the past five quarters:

Date Declared	Record Date	Payable Date	Dividends per Share
August 5, 2014	August 20, 2014	August 29, 2014	$0.05
April 25, 2014	May 9, 2014	May 30, 2014	$0.07
February 28, 2014	March 14, 2014	March 28, 2014	$0.125
October 25, 2013	November 8, 2013	November 22, 2013	$0.125
July 26, 2013	August 9, 2013	August 30, 2013	$0.125

MCG Capital Corporation
March 2, 2015

ABOUT MCG CAPITAL CORPORATION
We are a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Our investment objective is to achieve attractive returns by generating current income and capital gains on our investments. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purposes.

Forward-looking Statements:
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: MCG's results of operations, including revenues, net operating income, net investment gains and losses and general and administrative expenses and the factors that may affect such results; expectations regarding the exploration of strategic alternatives when the Company cannot provide any assurance that the exploration of strategic alternatives will result in the identification or consummation of any transaction, or whether any strategic alternative, if identified, evaluated and consummated, will provide the anticipated benefits or otherwise enhance stockholder value; expectations regarding the closing of the sale transaction involving Pharmalogic Holdings Corp.; expected accretion to net asset value from the Company’s stock repurchase program; the performance of current or former MCG portfolio companies; the cause of net investment losses; market conditions generally and specifically regarding the leveraged loan market; the state of the economy and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.